UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2013

ELEVATE, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34642	26-1607874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Avenida La Pata, Suite 200
San Clemente, California 92673
(Address of Principal Executive Offices, including zip code)

(949) 276-5428
(Registrant’s telephone number, including area code)

Copies of Communications to:
Stoecklein Law Group, LLP
Columbia Center
401 West A Street, Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrants Business and Operation

Item 1.02 Termination of a Material Definitive Agreement

On November 16, 2012, Elevate Marketing Group, LLC (“EMG”), a wholly-owned subsidiary of the Registrant entered into a Share Exchange Agreement (the “Exchange Agreement”) with iAlarm, Inc. (“iAlarm”), a Utah corporation and wholly-owned subsidiary of EMG. The Registrant intended to receive 7,203,874 shares of its common stock, held by a group of Shareholders (“Elevate Shares”), in exchange for 100% of iAlarm’s issued and outstanding common shares (“Exchange Shares”). In the Exchange Agreement, the parties agreed to forgive and cancel the Revolving Grid Note up to $600,000 owed by the Registrant, to iAlarm.

Pursuant to the terms of the Exchange Agreement, the Exchange was anticipated to become effective on December 16, 2012.  However, the effective date has not been extended by the parties to the Exchange Agreement and therefore, the Exchange Agreement and the transaction contemplated therein is terminated.

A copy of the Exchange Agreement is filed as Exhibit 2.1 to the Current Report on Form 8-K filed on November 21, 2012, and is hereby incorporated by reference into this Form 8-K.

On November 19, 2012, Oraco Resources, Inc. (“Oraco”), a Nevada corporation entered into a Share Exchange Agreement and Plan of Reorganization (the “Exchange Agreement”) by and among iAlarm, Inc. (“iAlarm”), a Utah corporation and wholly owned subsidiary of the Registrant, and Oracom, Inc. (“Oracom”), a Nevada corporation and wholly-owned subsidiary of Oraco. Pursuant to the Exchange Agreement, Oracom was to issue and deliver to iAlarm One Million (1,000,000) shares of Oraco’s common stock, in exchange for all the issued and outstanding shares of iAlarm (the “Exchange.”) Oracom was to hold and retain such shares, making iAlarm the wholly owned subsidiary of Oracom.

Subject to the terms and conditions set forth in the Exchange Agreement, the Exchange was anticipated to become effective on December 19, 2012. However, the effective date has not been extended by the parties to the Exchange Agreement and therefore, the Exchange Agreement and the transaction contemplated therein is terminated.

A copy of the Exchange Agreement is filed as Exhibit 2.1 to the Current Report on Form 8-K filed on November 21, 2012 by Oraco Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEVATE, INC.

By: /S/ Wright Thurston
Wright Thurston, Chief Executive Officer

Date:  February 21, 2013